For Release:            Immediately
Contact:                    Randy Buckwalter                                           rbuckwalter@harleysvillegroup.com
Phone:                      215.256.5288 (office)                                         267.718.3766 (cell)

HARLEYSVILLE GROUP INC. INCREASES QUARTERLY DIVIDEND BY 11 PERCENT TO $0.36 PER SHARE, OR $1.44 PER SHARE ON AN ANNUALIZED BASIS; AUTHORIZES $25 MILLION SHARE REPURCHASE PROGRAM

HARLEYSVILLE, PA—August 6, 2010—The Board of Directors of Harleysville Group Inc. (NASDAQ: HGIC) today increased the company’s regular quarterly cash dividend by 11 percent to $0.36 per share from $0.325 per share, or to an annualized $1.44 per share from $1.30 per share. The dividend is payable September 30, 2010, to shareholders of record on September 15, 2010. This marks the 97th consecutive quarter Harleysville Group has paid a dividend since the company went public in 1986.
At the same time, the Board today authorized the company to repurchase up to an additional 800,000 shares, or approximately $25 million or about 3 percent, of its outstanding common stock through an open market purchase program.
“These actions reflect our strong balance sheet and our ongoing commitment to managing our capital position effectively for the benefit of our investors,” said Michael L. Browne, Harleysville Group’s president and chief executive officer. “This new stock repurchase program is our sixth since June 2007. We just completed our most recent stock buyback program and when this new one has concluded we will have repurchased approximately 22 percent of our outstanding shares since the middle of 2007. And, we’re proud of the fact that in our 24 years as a public company we’ve paid our shareholders a dividend every quarter and our dividend has increased every year.”
The board authorized Harleysville Group to make purchases for a two-year period in the open market or in privately negotiated transactions. Additionally, the board authorized Harleysville Group to make purchases under the terms of a Rule 10b5-1 trading plan, which allows the company to purchase its shares at times when it ordinarily would not be in the market because of self-imposed trading blackout periods, such as the time preceding its quarterly earnings releases. The company currently intends to repurchase shares in open market transactions from the public float, and not repurchase shares from Harleysville Mutual Insurance Company, which owns 53 percent of Harleysville Group’s stock. The timing and terms will be based on market conditions, and will be conducted in accordance with the applicable rules of the Securities and Exchange Commission.

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Harleysville Group increases quarterly dividend; authorizes share repurchase
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Harleysville Insurance is a leading super-regional provider of insurance products and services for small and mid-sized businesses, as well as for individuals, and ranks among the top 70 U.S. property/casualty insurance groups based on net written premiums. As a Trusted Choice® company partner, Harleysville distributes its products exclusively through a network of independent agents primarily across 32 states. Harleysville is ranked #7 in the most recent InformationWeek 500, the publication’s annual listing of the most innovative information technology organizations in the U.S., and has been included on the list in each of the last four years. Harleysville Mutual Insurance Company owns approximately 53 percent of Harleysville Group Inc. (NASDAQ: HGIC), a publicly traded holding company for eight regional property/casualty insurance companies collectively rated A (Excellent) by A.M. Best Company. Harleysville Group is listed on the NASDAQ Global Select Market, which is comprised of the top third of all NASDAQ member companies and has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Harleysville Group has paid a dividend every quarter since the company went public in 1986, and was recognized with a 2010 Mergent Dividend Achiever Award for its long-term history of dividend increases. Further information can be found on the company’s website at www.harleysvillegroup.com.

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